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                                                                     Exhibit l.2


                                  May 26, 1999



Bell Boyd & Lloyd
Three First National Plaza
Suite 3300
Chicago, Illinois 60602


     RE:  Nuveen New York Dividend Advantage Municipal Fund
          --------------------------------------------------

Dear Sirs:

     We have acted as special Massachusetts counsel to Nuveen New York Dividend Advantage Municipal Fund, a Massachusetts business trust (the "Fund"), in connection with the Fund's Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission on or about May 26, 1999 pursuant to Rule 462(b) under the Securities Act of 1933 (the "Rule 462(b) Filing"), incorporating the Fund's Registration Statement on N-2 (Reg. No. 333-68539) as filed with the Securities and Exchange Commission on or about May 25, 1999 (the "Registration Statement'), with respect to certain of its Common Shares of Beneficial Interest, par value of $.01 per share (the "Shares"). You have requested that we deliver this opinion to you, as special counsel to the Fund, for use by you in connection with your opinion to the Fund with respect to the Shares. In connection with the furnishing of this opinion, we have examined the following documents:

          (a) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Fund;

          (b) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Fund's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State;

          (c) a certificate executed by Gifford R. Zimmerman, the Secretary of the Fund, certifying as to, and attaching copies of, the Fund's Declaration of Trust and By-Laws, and certain resolutions adopted by the Trustees of the Fund;

          (d) a draft dated May 24, 1999 of the Rule 462(b) Filing;

          (e) a draft dated May 11, 1999 of the Underwriting Agreement to be entered into by the Fund and Salomon Smith Barney, Inc., John Nuveen & Co. Incorporated, A.G. Edwards & Sons, Inc., PaineWebber Incorporated, Prudential Securities Incorporated, Gruntal & Co., L.L.C., and Raymond James & Associates, Inc., as representatives of the several underwriters, providing for the purchase and sale of the Shares (the "Underwriting Agreement"); and

          (f) a printer's proof dated May 21, 1999 of the Registration
     Statement.

     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have not examined the execution copy of the Underwriting Agreement, and have assumed, for the purposes of rendering this opinion, that the execution copy of such Agreement does not differ in any material way from the form of Agreement that we have examined.

     This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. As to our opinion below relating to the due organization and existence of the Fund, our opinion relies entirely upon and is limited by the certificate referenced in paragraph (a) above.

     This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth.

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

     Based upon and subject to the foregoing, please be advised that it is our opinion that:

     1. The Fund is duly organized and existing under the Fund's Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

     2. The Shares, when issued and sold in accordance with the Fund's Declaration of Trust and By-Laws and for the consideration described in the Underwriting Agreement, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

     We hereby consent to your reliance on this opinion in connection with your opinion to the Fund with respect to the Shares, to the reference to our name in the Registration Statement under the heading "Legal Opinions" and to the filing of this opinion as an exhibit to the Rule 462(b) Filing.

                              Very truly yours,



                              BINGHAM DANA LLP